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                             THE WMF GROUP, LTD.



                                                                     EXHIBIT 11

                          COMPUTATION OF NET INCOME




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
                                                            FOR THE PERIOD   FOR THE PERIOD
                                            NINE MONTHS      APRIL 1, 1996      JANUARY 1,
                                               ENDING              TO            1996 TO
                                           SEPTEMBER 31,     SEPTEMBER 31,      MARCH 31,
                                                1997              1996            1996
                                          ---------------   ---------------   -------------
                                            (Unaudited)
NET INCOME                                     1,724,229          603,580        $305,209

Weighted-average share outstanding:
  Shares outstanding, beginning of period      4,217,478        4,217,478       4,217,478
  Weighted-average shares outstanding          4,217,478        4,217,478       4,217,478

NET INCOME PER SHARE                               $0.41            $0.15            $.07

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